UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2012

Kenexa Corporation (Exact Name of Issuer as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	000-51358 (Commission File Number)	23-3024013 (I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

(610) 971-9171 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salaries

On February 29, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kenexa Corporation (the “Company”) approved the following base salaries for 2012 for certain of the Company’s executive officers:  Rudy Karsan, Chief Executive Officer and Chairman of the Board, $500,000; Troy A. Kanter, President and Chief Operating Officer, $500,000; Donald F. Volk, Chief Financial Officer, $300,000; Archie L. Jones, Vice President of Business Development, $225,000; and Jim Restivo, who will now serve as Chief Technology Officer, $225,000.

2012 Executive Office Bonus Program and IMM Bonus Program Objectives

The Compensation Committee of the Company also approved performance objectives (including ranges for each such performance objective) for certain of the Company’s executive officers to be used in connection with evaluating performance and determining the annual bonus amounts payable to these officers for 2012 pursuant to the Company’s Executive Officer Bonus Program (the “Bonus Program”).  Bonuses payable to each of Mr. Karsan, Mr. Kanter and Mr. Volk under the Bonus Program with respect to 2012 performance are calculated based upon the Company’s non-GAAP income from operations for 2012, which is defined as GAAP income from operations, adjusted for share-based compensation, amortization of intangibles associated with acquisitions and other non-recurring expenses as management deems applicable.  Mr. Jones’ bonus under the Bonus Program is based on the Company’s revenues from acquisitions, the aggregate value of new partnership deals for which he is responsible, and the net income the Company receives from partner fees and commissions.  Mr. Restivo’s bonus under the Bonus Program is tied to the delivery and installation of new products and certain product bookings.

Each executive officer earns his or her maximum bonus if the Company reaches the upper threshold of the range set by the Compensation Committee for each metric on which his bonus is based. If actual performance in 2012 with respect to any given metric falls between the lower and upper thresholds of the range set by the Compensation Committee, the named executive officer will earn a bonus as determined based on linear interpolation. The maximum performance bonus amounts for these executive officers for 2012 pursuant to the Bonus Program are as follows:  Mr. Karsan, $625,000; Mr. Kanter, $625,000; Mr. Volk, $375,000; Mr. Jones, $300,000; and Mr. Restivo, $300,000.

Each of Mr. Karsan, Mr. Kanter, Mr. Volk, Mr. Jones and Mr. Restivo also participates in the company-wide IMM Bonus Program (the “IMM Program”). The IMM is an index calculated based upon the Company’s new sales contracts, sales to large customers, and income as a percentage of sales. The Compensation Committee set “stretch targets” for each of Mr. Karsan, Mr. Kanter and Mr. Volk, that, if achieved, would result in a maximum payout of $75,000 per executive officer.  If the Company’s performance corresponds to 90% of the stretch target for the applicable executive officer, he will receive a payout of $50,000; performance corresponding to 80% of the stretch target yields a payout of $25,000.  For Mr. Restivo, the maximum payout if 100% of his stretch target is achieved is $75,000; performance corresponding to 90% of the stretch target will yield a payout of $37,500, while performance corresponding to 80% of the stretch target will result in a payout of $18,800. For Mr. Jones, the maximum payout if 100% of his stretch target is achieved is $50,000; performance corresponding to 90% of the stretch target will yield a payout of $25,000, while performance corresponding to 80% of the stretch target will result in a payout of $12,500. No payouts will be made under the IMM Program if the Company’s performance falls below 80% of an executive officer’s stretch target.

Equity Grants under the 2005 Equity Incentive Plan

On February 27, 2012, the Compensation Committee approved the grant of options to purchase shares of the Company’s common stock (each, an “Option”) under the Company’s 2005 Equity Inventive Plan, as amended from time to time (the “Plan”) to the following executive officers and in the following amounts:  Mr. Karsan, options to purchase 100,000 shares of common stock; Mr. Kanter, options to purchase 100,000 shares of common stock; Mr. Restivo, options to purchase 20,000 shares of common stock; and Mr. Jones, options to purchase 7,500 shares of common stock.  Each option grant has an exercise price equal to $28.48, the closing price of the Company’s common stock on the New York Stock Exchange on February 27, 2012.  In addition, on February 27, 2012, the Compensation Committee approved the grant of restricted stock units (each, an “RSU”) under the Plan to the following executive officers and in the following amounts:  Mr. Karsan, 30,000 RSUs; Mr. Kanter, 30,000 RSUs; Mr. Volk, 23,333 RSUs; Mr. Restivo, 6,667 RSUs; and Mr. Jones, 2,500 RSUs.

The Options and RSUs will vest, and with respect to the Options, become exercisable, in four equal annual installments beginning on February 27, 2013 and continuing on each anniversary of the date of grant.  Each executive officer will have until 10 years from the date of the grant to exercise any vested Option.  Share of common stock will be delivered to each executive officer upon vesting of his RSUs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENEXA CORPORATION

Date: March 1, 2012	By:	/s/ Donald F. Volk
Donald F. Volk
Chief Financial Officer